FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES
FIRST QUARTER FISCAL 2009 RESULTS

~ Net Sales Increase of 4.6% to $284 million ~

          New York, New York (November 6, 2008) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its first fiscal quarter ended September 30, 2008.

FIRST QUARTER RESULTS

          For the first fiscal quarter ended September 30, 2008, net sales rose 4.6% to $284.2 million. Excluding the unfavorable impact of foreign currency translation, net sales increased 4.8% as compared to the prior year period.

          Net income for the first fiscal quarter ended September 30, 2008, excluding expenses related to the recent Liz Claiborne license agreement and restructuring expenses, was $3.1 million, or $0.11 per diluted share, versus net income, excluding restructuring expenses, of $1.1 million, or $0.04 per diluted share, for the prior year period. On a reported basis, net loss for the first quarter of fiscal 2009 was $12.5 million, or $0.45 per share, compared to net income of $0.4 million, or $0.01 per share, for the prior year period.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We were pleased with our results this quarter, which were essentially on plan, particularly given the global economic weakness and foreign currency volatility. Net sales of our North America fragrance business increased by 9%, driven largely by the contribution from the Liz Claiborne brands and our new launches. The integration of the Liz Claiborne fragrance business has gone very well and is nearly complete. Our new launches, including new fragrance brands from Juicy Couture, Usher and Mariah Carey, as well as the Rocawear 9IX fragrance, performed well. Prevage Body was also introduced in the U.S. this quarter, which led to a 27% increase in net sales of the Prevage franchise. Net sales of our international business rose by 1%, which was on top of an 18% increase in the first quarter of the prior year."

          Mr. Beattie continued, "We also continue to make progress with our supply chain and re-engineering initiatives, which contributed to our improved operating performance this quarter. Gross margins (adjusted for Liz Claiborne-related expenses) and operating cash flow improved this quarter, and despite the incremental Liz Claiborne inventory purchased in June in connection with the license agreement, we only had a slight increase in inventory levels as compared to the first fiscal quarter of the prior year. We remain on track with the execution of these initiatives, which are even more important in this difficult economic environment."

          In July 2008, the Company increased its credit facility, which expires in December 2012, to $325 million from $250 million. The Company believes it has ample liquidity to finance its ongoing working capital, capital expenditure and other requirements for the foreseeable future. The Company's borrowings under its credit facility peaked in October and borrowing availability as of the end of October 2008 was $56.0 million.

          The Company's $80 million common stock repurchase plan was set to expire on November 30, 2008. As such, on November 5, 2008, the Company's Board of Directors authorized the extension of its common stock repurchase plan at the same $80 million limit to November 30, 2010. Under the program, the Company may, from time to time, purchase shares of its common stock in the open market or in privately negotiated transactions based on such factors as the Company deems appropriate. To date, the Company has repurchased $41.3 million of common stock under its $80 million stock repurchase plan.

OUTLOOK

          Given the challenging consumer and retail environment worldwide and the impact of foreign currency fluctuations, the Company is revising its fiscal 2009 guidance for the first half and full fiscal year. The Company currently expects reported net sales to increase by 1.0% to 3.5% for the first half of fiscal 2009 and to increase by 6.5% to 8.5% for the full fiscal year. Excluding the unfavorable impact of foreign currency translation, the Company expects net sales to increase by 3.5% to 6.0% for the first half of fiscal 2009 and by 9.5% to 11.5% for the full fiscal year, assuming current rates.

          The Company expects diluted earnings per share to range between $1.18 to $1.28 for the first half of fiscal 2009 and to range between $1.50 and $1.75 for the full fiscal year, excluding an expected unfavorable impact from foreign currency translation of $0.18 for the first half of fiscal 2009 and $0.08 for the full fiscal year, assuming current rates. This compares to original guidance of $1.28 to $1.40 for the first half of fiscal 2009 and $1.65 to $1.85 for the full fiscal year.

          The guidance assumes current rates in effect as of the end of October 2008 and excludes expenses related to the Liz Claiborne license agreement and restructuring charges associated with the Company's extended supply chain, logistics and transaction processing re-engineering project. As previously disclosed, the Company's reported gross margins for the first half of fiscal 2009 will be impacted by non-cash expenses related to the Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. The Company recorded $15.4 million of these non-cash expenses (pre-tax) in the quarter ended September 30, 2008 and expects to incur $3.6 million in the second fiscal quarter ending December 31, 2008.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until December 6, 2008.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 90 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging treatments, the celebrity fragrance brands of Elizabeth Taylor, Mariah Carey, Britney Spears, Hilary Duff, Danielle Steel, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, GANT, Geoffrey Beene, Liz Claiborne, Halston, Lucky Brand, Nanette Lepore and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended

	September 30, 2008	September 30, 2007

Net Sales	$284,187	$271,789
Cost of Sales	177,773	165,408

Gross Profit	106,414	106,381
Gross Profit Percentage	37.4%	39.1%

Selling, General and Administrative Expenses	109,388	92,472
Depreciation and Amortization	6,339	5,954

Total Operating Expenses	115,727	98,426

Interest Expense, Net	6,575	7,488

(Loss) Income Before Income Taxes	(15,888)	467
(Benefit from) Provision for Income Taxes	(3,372)	117

Net (Loss) Income	$(12,516)	$350

As reported:
Net (Loss) Income Per Basic and Diluted Share	$(0.45)	$0.01

Basic Shares	27,866	27,883
Diluted Shares	27,866	29,390

EBITDA (a)	$(2,974)	$13,909
EBITDA margin	(1.0)%	5.1%

Adjusted to exclude the effect of Liz Claiborne-related and restructuring expenses, net of taxes (b)(c):

Gross Profit	$122,809	$106,381
Gross Profit Percentage	43.2%	39.1%

Net Income	$3,128	$1,061

Net Income Per Basic and Diluted Share	$0.11	$0.04

EBITDA (a)	$17,256	$14,856
EBITDA margin	6.1%	5.5%

(a)    EBITDA is defined as net income plus the provision for income taxes (or net loss less benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to (loss) income from operations or net (loss) income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. EBITDA margin represents EBITDA divided by Net Sales. We have also disclosed EBITDA as adjusted to reflect the effect of Liz Claiborne-related and restructuring expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of Liz Claiborne-related and restructuring expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net (loss) income, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

(In thousands)	Three Months Ended

	September 30, 2008	September 30, 2007

Net (loss) income	$(12,516)	$350
Plus:
(Benefit from) provision for income taxes	(3,372)	117
Interest expense, net	6,575	7,488
Depreciation and amortization	6,339	5,954

EBITDA	(2,974)	13,909
Liz Claiborne-related expenses (c)	19,091	--
Restructuring expenses	1,139	947

EBITDA as adjusted	$17,256	$14,856

(b)    The table below reconciles the calculation of (i) gross profit (ii) net (loss) income and (iii) net (loss) income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to Liz Claiborne- related and restructuring expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of Liz Claiborne-related and restructuring expenses. The presentation in the table below of the non-GAAP information titled "Gross profit as adjusted" and "Net income as adjusted" and "Net income per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for gross profit, net (loss) income or net (loss) income per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended

	September 30, 2008	September 30, 2007

Adjusted to exclude the effect of Liz Claiborne-related and restructuring expenses
Gross Profit:
Gross profit as reported	$106,414	$106,381
Liz Claiborne-related expenses (c)	16,395	--

Gross profit as adjusted	$122,809	$106,381

Net (Loss) Income:
Net (loss) income as reported	$(12,516)	$350
Liz Claiborne-related expenses, net of tax	14,763	--
Restructuring expenses, net of tax (c)	881	711

Net income as adjusted	$3,128	$1,061

Net (Loss) Income Per Basic And Diluted Share:
Net (loss) income per basic and diluted share as reported	$(0.45)	$0.01
Liz Claiborne-related and restructuring expenses, net of tax (c)	0.56	0.03

Net income per basic and diluted share as adjusted	$0.11	$0.04

(c)    Includes $3.7 million of Liz Claiborne transition expenses and $15.4 million of non-cash expenses relating to Liz Claiborne inventory purchased by the Company at a higher cost prior to the effective date of the license agreement. Approximately $1.0 million of transition expenses are included in cost of sales.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three months ended September 30, 2008 and 2007:

(In thousands)	Three Months Ended

	September 30, 2008	September 30, 2007

Segment Net Sales:
North America Fragrance	$177,560	$162,858
International	94,426	93,795
Other	12,201	15,136

Total	$284,187	$271,789

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2008	June 30, 2008	September 30, 2007

Cash	$27,518	$26,396	$27,152
Accounts Receivable, Net	290,723	217,446	275,278
Inventories	458,711	408,563	450,071
Property and Equipment, Net	50,714	52,148	44,027
Exclusive Brand Licenses, Trademarks and Intangibles, Net	220,785	221,253	222,329
Total Assets	1,109,191	970,734	1,072,226
Short-Term Debt	229,500	119,000	223,000
Current Portion of Long-Term Debt	1,205	1,261	1,252
Current Liabilities	531,006	385,934	497,486
Long-Term Liabilities	243,418	248,199	255,781
Total Debt	453,856	343,957	448,384
Shareholders' Equity	334,767	336,601	318,959
Working Capital	300,549	305,863	302,077

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales and earnings, and the costs, savings and benefits we expect in connection with our re-engineering project and related restructuring plan. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions, and events that impact consumer confidence and demand, such as the current economic downturn;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;

*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, such as the Liz Claiborne fragrance brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates;

*	the success of, and costs associated with, our re-engineering project and related restructuring plan; and
*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2008.

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